Exhibit 10(k)
Wells Fargo & Company Non‑Employee Director Compensation Program
(Effective April 1, 2025)

Annual Board Cash Retainer	$110,000
Annual Independent Chair Retainer[1]	$250,000
Annual Committee Chair Retainer
Audit	$50,000
Finance	$25,000
Governance and Nominating	$35,000
Human Resources	$50,000
Risk	$50,000
Annual Total Director Pay Limits[2]
Chair/Lead Independent Director	$1,500,000
Member	$750,000

Stock Awards

•Award Value:
◦Each non-employee director elected at the Company’s annual meeting of shareholders shall automatically be granted, as of the date of such meeting, under the 2022 Long-Term Incentive Plan, an award of Company common stock having an award value of $265,000.
◦A non-employee director who joins the Board effective as of any other date shall automatically be granted, as of such other date, under the 2022 Long-Term Incentive Plan, an award of Company common stock having an award value based on the award value of the most recent annual grant applicable to such non-employee director prorated to reflect the number of months (rounded up to the next whole month) remaining until the next annual meeting of shareholders; provided, however, that if the New York Stock Exchange (NYSE) is not open on the day such director joins the Board, the award shall be granted as of the next following day on which the NYSE is open.
•Number of Shares Subject to Award: The number of shares of Company common stock subject to an award shall be determined by dividing the award value by the NYSE-only closing price of Company common stock on the date of grant (rounded up to the nearest whole share).
•Vesting: Stock awards shall vest in full immediately upon grant.
•Mandatory Deferral: Stock awards shall be deferred into common stock units and payable in stock in a lump sum or installments (subject to each non‑employee director’s election) upon termination of service. Dividends with respect to the deferred common stock units shall be reinvested and not distributed until the underlying stock awards are distributed.

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1 Paid 100% in equity (on a quarterly pro‑rata basis under the Company’s 2022 Long‑Term Incentive Plan, with same treatment as Stock Awards), in addition to the Annual Board Cash Retainer and in lieu of any other Committee Chair Retainer the Chair might otherwise receive.
2 Limits included in 2022 Long-Term Incentive Plan and approved by shareholders at 2022 annual meeting.